ZALICUS

ZALICUS REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR END 2011

Provides Key Goals for 2012

CAMBRIDGE, Mass. – March 7, 2012 – Zalicus Inc. (NASDAQ: ZLCS) today reported financial results for the fourth quarter and year ended December 31, 2011.

“In 2011, we made significant progress in advancing our product candidates in clinical development, including Synavive, Z160 and Z944,” commented Mark H.N. Corrigan, MD, President and CEO of Zalicus. “During 2012, we will see the results of those studies and make important decisions on next steps. This is evident with the successful reformulation of Z160, in which we have achieved the consistent exposure levels necessary to evaluate its efficacy in a Phase 2 clinical study for neuropathic pain later this year.”

Fourth Quarter 2011 and Recent Accomplishments:

Ion Channel Programs:

Significant progress has been made with our Ion channel programs this quarter.

·	Initiated and successfully completed a Phase 1 clinical trial evaluating the pharmacokinetics and safety of a new formulation of Z160, a novel oral N-type calcium channel blocker. Z160 has been successfully reformulated to achieve substantial bioavailability and solubility improvements using a novel, proprietary formulation technology. Based on the data from this study, Zalicus plans to advance Z160 into Phase 2 clinical development for neuropathic pain in the second half of 2012.

·	Initiated a Phase 1 clinical trial evaluating the pharmacokinetics and safety of Z944, a novel oral T- type calcium channel blocker with demonstrated preclinical potential for the treatment of acute and inflammatory pain.

·	Published preclinical data in the journal Science Translational Medicine, describing the activity of Z944 to potently suppress seizures. This data reinforces the potential biologic activity of Z944, as it is generally understood that conditions of neuronal hyper-excitability, such as epilepsy and pain, are mechanistically linked.

Collaborations:

·	Entered into a collaboration with Hydra Biosciences. The goal of the collaboration is to advance development of Zalicus’ preclinical Ion channel modulator product candidates into clinical development for the treatment of pain. This collaboration brings together the Zalicus portfolio of novel, preclinical Ion channel product candidates, representing multiple calcium and sodium channel modulators, with Hydra’s leadership in Ion channel discovery and preclinical drug development.

Hydra’s strong position in this area was recently solidified with the progression into the clinic of its novel TRPA1 modulator for acute pain in collaboration with Cubist Pharmaceuticals. Zalicus’ clinical- stage novel Ion channel modulators currently in Phase 1 clinical development for pain, including Z-

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160, an N-type calcium channel blocker and Z944, a novel T-type calcium channel blocker, are not included in this collaboration.

2012 Zalicus Pipeline and Business Goals:

Zalicus has set the following goals for 2012, which include internal research and development programs and collaborations:

·	Synavive®:

	o	Complete Phase 2b SYNERGY rheumatoid arthritis clinical trial and report top-line data in the third quarter of 2012

·	Ion Channel Programs:

	o	Complete Phase 1 PK evaluations of Z160 formulations and initiate Phase 2 clinical study in 2012

	o	Complete Phase 1 evaluation of Z944 and advance into Phase 2 clinical development

	o	Identify new sodium channel development candidate or calcium channel back-up compounds

·	Continue to execute on existing cHTS™ collaborations and secure new partners

·	Target year-end ongoing financial strength

Fourth Quarter and Year-End 2011 Financial Results (Unaudited):

As of December 31, 2011, Zalicus had cash, cash equivalents, restricted cash and short-term investments of $49.7 million compared to $46.5 million on December 31, 2010. For the year ended December 31, 2011, revenue was $8.2 million compared to $46.7 million for 2010. The decrease from the 2010 period was primarily due to the receipt of a $40.0 million milestone payment from Covidien in March 2010 related to the FDA approval of Exalgo. Zalicus recognized $0.8 million in royalty revenue from Covidien based on Exalgo™ sales for the fourth quarter ended December 31, 2011 and a total of $4.1 million in Exalgo royalty revenue from its commercial launch in April 2010 through December 31, 2011. We expect revenue for the year ending December 31, 2012 to be higher than that recorded in the year ended December 31, 2011, due to higher expected royalties on Covidien’s net sales of Exalgo.

For the year ended December 31, 2011, net loss was $42.0 million, or ($0.43) per share, compared to a net loss of $35.0 million, or ($0.42) per share, in the year ended December 31, 2010. Exalgo amortization expense was $5.1 million for the year ended December 31, 2011 and $18.7 million in 2010. Stock-based compensation expense was $2.2 million and $2.9 million in the years ended December 31, 2011, and 2010, respectively. Depreciation expense was $2.1 million and $2.4 million in the years ended December 31, 2011, and 2010, respectively.

Research and development expenses were $35.3 million in the year ended December 31, 2011 compared to $23.0 million in the year ended December 31, 2010. The $12.3 million increase from the 2010 period to the 2011 period was primarily due to an increase in clinical development expenses

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related to the initiation of Synavive, Z160 and Z944 clinical trials in 2011.

General and administrative expenses were $10.4 million in the year ended December 31, 2011 compared to $12.1 million in the year ended December 31, 2010. The decrease was due primarily to one-time bonuses being paid in 2010 related to the FDA approval of Exalgo.

About Zalicus

Zalicus Inc. (Nasdaq: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain and immuno-inflammatory diseases and has entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective Ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its product candidates, their potential and the plans for their clinical development, the Zalicus selective Ion channel modulation technology, and related preclinical product candidates, Zalicus’ combination drug discovery technology, cHTS, and its financial condition, results of operations, including expected 2012 royalties on Covidien’s net sales of Exalgo, and other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the sale and marketing of Exalgo by Covidien, risks related to the development and regulatory approval of Zalicus’ product candidates, including risks relating to formulation and clinical development of Synavive and Z160, the unproven nature of the Zalicus drug discovery technologies, the ability of Covidien and Hydra Biosciences to perform their obligations under their agreements with Zalicus, the ability of the Company or its collaboration partners to initiate and successfully complete clinical trials of its product candidates, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of Zalicus’ annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Contacts: Justin Renz, CFO, Zalicus Inc. 617-301-7575 JRenz@zalicus.com

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Gina Nugent 617-460-3579 gnugent@zalicus.com

(c) 2012 Zalicus Inc. All rights reserved.

-End-

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Zalicus Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three months		Twelve months ended
	ended December 31,		December 31,

	2011	2010	2011	2010

Revenue:
Collaborations and other	$2,553	$1,174	$7,595	$45,969
Government contracts and grants	84	143	589	772

Total revenue	2,637	1,317	8,184	46,741

Operating expenses:
Research and development	9,616	5,951	35,294	23,011
General and administrative	2,370	2,856	10,400	12,115
Amortization of intangible	1,286	4,684	5,141	18,736

Total operating expenses	13,272	13,491	50,835	53,862

Loss from operations	(10,635)	(12,174)	(42,651)	(7,121)
Interest income	36	40	136	132
Interest expense	(397)	(12)	(976)	(12)
Loss on revaluation of contingent consideration	—	—	—	(29,286)
Other income	18	177	20	32

Net loss before provision for income taxes	(10,978)	(11,969)	(43,471)	(36,255)
Benefit for income taxes	211	—	1,428	1,210

Net loss	$(10,767)	$(11,969)	$(42,043)	$(35,045)

Net loss per share—basic and diluted	$(0.11)	$(0.13)	$(0.43)	$(0.42)

Weighted average number of common shares used in net
loss per share calculation:

Basic	99,231,443	89,031,018	97,347,193	82,663,645

Diluted	99,231,443	89,031,018	97,347,193	82,663,645

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Zalicus Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$2,750	$2,820
Restricted cash	50	650
Short-term investments	45,124	41,799
Accounts receivable	1,886	1,605
Prepaid expenses and other current assets	1,397	965

Total current assets	51,207	47,839
Property and equipment, net	5,258	6,898
Intangible asset, net	21,546	26,687
Restricted cash and other assets	1,872	1,245

Total assets	$79,883	$82,669

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,743	$1,840
Accrued expenses and other current liabilities	6,133	4,269
Deferred revenue	3,349	2,370
Current portion of term loan payable	4,035	273
Current portion of lease incentive obligation	284	284

Total current liabilities	15,544	9,036
Term loan payable, net of current portion	15,099	2,523
Deferred revenue, net of current portion	3,000	3,667
Deferred rent, net of current portion	605	743
Lease incentive obligation, net of current portion	1,159	1,442
Other long-term liabilities	563	2,261
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; no shares issued and
outstanding	—	—
Common stock, $0.001 par value; 200,000 shares authorized; 99,239 and 89,113 shares
issued and outstanding at December 31, 2011 and 2010, respectively	99	89
Additional paid-in capital	340,518	317,581
Accumulated other comprehensive loss	(8)	(20)
Accumulated deficit	(296,696)	(254,653)

Stockholders’ equity	43,913	62,997

Total liabilities and stockholders’ equity	$79,883	$82,669

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